STERLING
INFRASTRUCTURE, INC.

July 12, 2024

Dan Govin
[redacted]

Dear Dan,

We are delighted to extend this offer of employment for the position of Chief Operating Officer at Sterling Infrastructure, Inc ("*Sterling*" or the "*Company*"), reporting directly to Joe Cutillo, Chief Executive Officer. This role as Chief Operating Officer is also a Named Executive Officer of the company.

We are very excited about the contributions that we believe you will bring to the Company and look forward to the prospect of working with you. The following information outlines the terms of our offer:

Start Date:

Your start date will be the week of August 5, 2024, but ideally after the annual earnings call scheduled for August 8, 2024. Your employment with the Company is contingent upon successful completion of a background check and drug screen.

Compensation:

- *Base Salary*: Your base Salary will be $650,000 annually, less applicable taxes and withholdings, and subject to annual review by the Company.
- *Car Allowance*: The Company shall pay you $18,000 annually for car allowance.
- *Special Stock Award:* You will be awarded 50,000 Restricted Share Units ("RSUs"). Shares will vest in three equal installments on the first three anniversaries of your employment start date. Once vested, the RSUs will be converted on a one-to-one basis into vested shares of Common Stock.

- *Annual Incentive Compensation*: You will also be eligible to participate in the Senior Executive Incentive Compensation Program (SEICP) which includes an annual cash bonus target opportunity, an award of RSUs and an award of PSUs.

  Your annual cash bonus target opportunity is 110% of your base salary. Your maximum bonus opportunity is capped at two times your target bonus.

  In addition, you will receive an annual short-term stock award component set at $300,000 of restricted stock units which vest over three years. You will also receive an annual long-term stock award component set at $800,000 of performance stock units which have a cliff vesting at the end of three years.

  All Incentive Compensation will be calculated on a full year non prorated 2024 basis based on full year financial results.

  Target incentives do not constitute a promise of payment. Your actual incentive payout will be dependent on Sterling's financial performance as well as Sterling achieving its strategic goals.

- *Severance:* If Sterling terminates your employment without cause or you are terminated as a result of a change of control, you will receive 12 months of your then current base salary and certain benefits pursuant to the terms of a separate severance agreement to be entered into between you and Sterling.

<u>Health, Welfare and Other Benefits:</u>

- *Standard Benefit Plans:* As a full time employee, you and your eligible dependents can elect to participate in our benefits plans, which may change from time to tire, These benefits currently include health insurance (medical, dental and vision), life insurance, short-term and long-term disability insurance, employee stock purchase plan (ESPP) and the Company's 401(k) retirement savings plan. The type of benefits and your contribution to the cost of the benefits are determined annually. In addition, you will be eligible to participate in our annual Executive Health assessment program at the Cooper Clinic.

- *Paid Time Off (PTO)*: You will be eligible for 4 weeks of PTO, prorated for the first year, per the Company's PTO policy. In addition, we currently provide employees with eight paid holidays.

STERLING
INFRASTRUCTURE, INC.

At-will Employment:

Your employment with the Company is not for a specified period and either you or the Company may choose to separate the relationship at any time with or without cause, and with or without notice. Although your job duties, title, compensation and benefits may change over time, the nature of your at-will employment with Sterling will not be altered.

Policies and Procedures:

We are committed to creating a positive work environment for our employees and to conducting business in an ethical manner. As an employee of Sterling, you would be expected to comply with our policies and procedures including, but not limited to, the Company's Code of Business Conduct, which applies to all employees, as well as with any other policies or procedures that are in effect. One of the important requirements found in our policies is that you keep the Company's confidential information in confidence and use it only in connection with our work for the Company.

As a condition of accepting this offer of employment with Sterling, you will be required to enter into the Confidentiality, Non-Competition and Intellectual Property Agreement (the "Confidentiality Agreement"), which is attached and incorporated herein.

If you wish to accept this offer, and we hope that you will, please do so by signing this letter in the space provided below and returning it to Joe Cutillo e-mail: Joseph.Cutillo@strlco.com.

We are all very excited about the possibility of you joining our organization. We value the talent you will bring and look forward to you having a successful career at Sterling.

Sincerely,

Joe Cutillo
CEO

Accepted and agreed:

Dan Govin

7/19/2024
Date